EXHIBIT 99.1

Media Sciences Reports Second Quarter Fiscal Year 2011 Financial Results

Oakland, N.J., February 14, 2011 -- Media Sciences International, Inc. (OTC/PK:MSII), a leading independent manufacturer of solid inks for office and industrial applications, today announced its second quarter fiscal 2011 financial results for the period ended December 31, 2010.

CEO’s Comments
Marc Durand, Media Sciences’ President and Chief Executive Officer, stated, “Our second quarter was transformative to our business.  Media Sciences is now a smaller company focused exclusively on the development, manufacturing and sale of solid ink products for the office and industrial markets.  Accordingly, we continue to realign our costs with this new business model, and we believe our business to be well capitalized, positioned well within our industry and scaled to revenue.”

Mr. Durand continued, “Our Board will meet later this winter to evaluate the company’s strategic options, including the disposition of the toner sale proceeds.”

Financial results of continuing operations for the three months ended December 31, 2010 as compared to the year ago three months ended December 31, 2009 include:
•	Net Revenues were $2.759 million up 23% from the comparative period revenues of $2.242 million
•	Gross margin of 49% was up 200 basis points from the comparative period gross margins of 47%
•
Loss from continuing operations before income taxes of $1.7 million including a $1.7 million charge for severance cost as compared to a $1.1 million loss in the comparative period where no severance costs were incurred

•	Net loss from continuing operations of $0.55 million, a decrease from the comparative period loss of $1.1 million

During the three months ended December 31, 2010, the company dramatically changed its business model, product line, management team and liquidity position.  These changes include:
•	Sale of the company’s toner business for approximately $11 million in cash
•	Outsourcing of the company’s sales and marketing functions through an exclusive distribution agreement for the company’s workgroup solid ink products with Katun Corporation
•	66% reduction in the company’s headcount
•	Resignation of the company’s CEO, COO and CFO and appointment of a new CEO and CFO
•	Repayment and termination of the company’s credit facility

Comments on Financial Performance for Continuing Operations:

Revenue
For the three months ended December 31, 2010, as compared to the same period last year, net revenue increased by $517,000 or 23% from $2,242,000 to $2,759,000.  This increase is primarily a result of the non-returnable initial stocking order received from the Company’s newly engaged exclusive distributor of its solid ink products.  There can be no assurance that this level of activity will continue in subsequent periods.

For the six months ended December 31, 2010, as compared to the same period last year, net revenue increased by $317,000 or 7% from $4,528,000 to $4,845,000.  This increase is primarily a result of the size of the initial stocking order from our new distribution partner.  The effect of foreign currency changes for the six months was a reduction in revenues of $206,000.  We ended the quarter with an order backlog of $416,000.  For the comparative year ago period, we had $217,000 of order backlog at December 31, 2009.

Gross Profit
Consolidated gross profit for the three months ended December 31, 2010, compared to the same period last year, increased by $295,000 or 28% to $1,349,000 from $1,054,000.  For the three months ended December 31, 2010, our gross margins increased to 49% from 47% in the comparative year ago period.  The year-over-year increase in our gross profit and margins for the quarter were primarily attributed to absorption of our fixed costs due to an increase in sales and the decrease in product warranty expense.

Consolidated gross profit for the six months ended December 31, 2010, compared to the same period last year, increased by $275,000 or 15% to $2,162,000 from $1,887,000.  For the six months ended December 31, 2010, our gross margins increased to 45% from $42% in the comparative year ago period.  The year-over-year increase in our gross profit and margins for the six months was similar to the reasons for our increase during the three months ended December 31, 2010.

Our margins reflect two main products.  Generally, our non-industrial solid ink products generate greater margins than do our industrial inks.  As a result, our margins can and will vary as a function of the industrial to non-industrial solid ink sales mix.  We expect to see changes in our margins, dependent upon changes in our sales mix.

Selling, General and Administrative Expense
Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended December 31, 2010, compared to the same period last year, decreased by $643,000 or 38% to $1,073,000 from $1,716,000.  For the six months ended December 31, 2010, selling, general and administrative expense, exclusive of depreciation and amortization, as compared to the same period last year, decreased by $570,000 or 18% to $2,749,000 from $3,319,000.

The sale of the toner business resulted in significant changes in the size, complexity and nature of operations of the Company.  As a result, the Company changed its senior management team and many other functions were eliminated, accordingly, personnel and related costs were significantly reduced during the three and six month periods ended December 31, 2010.  The Company recorded a charge for severance expense of approximately $1.7 million related to the organizational changes associated with the sale of the toner business.

Interest Expense, net
For the three and six months ended December 31, 2010, we incurred interest expense of $60,000 and $135,000, respectively.  This compares with interest expense of $90,000 and $ 177,000, respectively, for the prior year’s three and six months ended December 31, 2009.  These changes were the result of year-over-year decreases in the Company’s level of debt, including the repayment of the Company’s bank revolving credit facility, offset by higher interest rates.

Income Taxes
For the three months ended December 31, 2010, we recorded income tax benefits of $1,142,000.  This compares with income tax benefits of $16,000, for the three months ended December 31, 2009.  For the six months ended December 31, 2010, we recorded income tax benefits of $1,303,000.  This compares with income tax benefits of $99,000, for the six months ended December 31, 2009.

As a result of the sale of the toner business and the disposition of its related goodwill, the Company no longer needed to provide for the exposure related to its indefinitely lived intangibles and adjusted its deferred taxes accordingly.  Additionally, as a result of the gain on the sale of the toner business, the Company reduced certain of its valuation allowances resulting in a tax benefit from continuing operations and an offsetting tax provision recorded against the gain on discontinued operations.

Comments on Financial Overall Performance for Continuing and Discontinued Operations:

Discontinued Operations
Discontinued operations are related to toner products that were sold to Katun Corporation.  We incurred a loss from discontinued operations of $128,000 for the three month period ended December 31, 2010 and income from discontinued operations of $174,000 for the six month period ended December 31, 2010.  For the comparable year ago period, we recognized income of $1,040,000 and $1,902,000 for the three and six month periods ended December 31, 2009, respectively.  We recorded a gain on the sale of the toner assets, net of taxes, of $2,869,000 during the three months ended December 31, 2010.

Net Income
For the three and six months ended December 31, 2010, we earned $2,191,000, $0.17 per share basic and diluted and $1,506,000, $0.12 per share basic and diluted, respectively.  This compares with a net loss of $51,000, $(0.00) per share basic and diluted and $310,000 $(0.03) per share basic and diluted, respectively, for the three and six months ended December 31, 2009.  The difference results from the items previously mentioned above as well as the gain, net of taxes, of approximately $2.87 million from the sale of the toner business.

About Media Sciences International, Inc.
Media Sciences International, Inc. (OTC/PK: MSII), is the leading independent manufacturer of solid ink products for office and industrial applications. For more information on Media Sciences, its SEC filings, or to access more information about Media Science’s quarter and year-to-date financial results, including supplemental financial schedules, please visit the investor relations section of the Company’s website at www.mediasciences.com or directly at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=irol-irhome.  (Note: If clicking on the above links does not open in a new web page, please cut and paste the above URLs into your browser's address bar.) or call 201.677.9311.

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations about future events and financial trends that may affect our financial condition, results of operations, business strategy and financial needs and are subject to risks and uncertainties.  Actual results may differ materially from those included or implied in these statements due to a variety of factors including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2010 on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Investor Relations:
Please contact Media Sciences Intl., Inc. at 201.677.9311